Exhibit 99.1

Contacts:
Medivation, Inc.	WeissComm Partners
Patrick Machado, Chief Financial Officer	Daryl Messinger
(415) 829-4101	(415) 946-1062

MEDIVATION REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS AND PROVIDES CORPORATE UPDATE

— Conference Call Today at 4:30 p.m. Eastern Time –

SAN FRANCISCO, May 11, 2009 – Medivation, Inc. (NASDAQ: MDVN) today reported on its corporate progress and financial results for the first quarter ended March 31, 2009.

“We continue to make significant progress with both of our product candidates — Dimebon in patients with Alzheimer’s and Huntington’s diseases and MDV3100 in patients with prostate cancer. Having received written permission from the FDA to initiate a pivotal Phase 3 trial of MDV3100 in castration-resistant prostate cancer, we are on track to be in Phase 3 testing in all of our clinical programs this year,” said David Hung, M.D., president and chief executive officer of Medivation. “We expect to achieve a significant milestone in June – completion of enrollment in our six-month, confirmatory, pivotal Phase 3 CONNECTION trial in mild-to-moderate Alzheimer’s disease. And as part of our plan to support a broad and differentiated label for Dimebon in Alzheimer’s disease, we are pleased to have initiated the Phase 3 CONCERT trial of Dimebon in combination with donepezil (Aricept®), and intend to begin two additional Phase 3 trials in moderate-to-severe Alzheimer’s disease patients this year.”

Recent Highlights and Accomplishments

Dimebon

•	Expect to complete patient enrollment in CONNECTION, a confirmatory, pivotal Phase 3 trial in patients with mild-to-moderate Alzheimer’s disease, in June.

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Initiated the Phase 3 CONCERT trial in patients with mild-to-moderate Alzheimer’s disease; the 12-month clinical trial is designed to evaluate the efficacy of Dimebon when added to ongoing treatment with donepezil (Aricept®), the leading Alzheimer’s disease medication worldwide, and builds on data from a small-scale safety and tolerability trial of Dimebon added to donepezil, which found the combination to be well tolerated.

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Completed a multicenter, randomized, double-blind, placebo-controlled Phase 1 study to evaluate the safety and tolerability of Dimebon given to Alzheimer’s disease patients who currently are on a stable dose and regimen of memantine (Namenda®) or memantine plus donepezil. The study showed that these combinations were well tolerated.

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In addition to the CONNECTION and CONCERT trials and a Phase 3 safety study already underway, we and Pfizer plan to initiate two additional Phase 3 studies in 2009 that will evaluate Dimebon in a total of approximately 1,100 patients with moderate-to-severe Alzheimer’s disease.

•	Expect to initiate a Phase 3 trial this year to evaluate Dimebon’s potential benefits on cognition in patients with mild-to-moderate Huntington’s disease.

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Presented posters featuring Dimebon at the 61st American Academy of Neurology Annual Meeting in Seattle on April 29 and 30, including a poster entitled “Estimating Disease-Modifying Effects Using a Staggered Start Approach and a Natural History Staggered Start (NHSS) Approach: Preliminary Results from a 12-Month Study of Dimebon and a 6-Month Open-Label Period.”

•	Presented a poster at the American Geriatrics Society meeting in Chicago on May 1.

MDV3100

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Received written permission from the U.S. Food and Drug Administration to initiate a pivotal Phase 3 trial of MDV3100 in castration-resistant prostate cancer in men who were previously treated with docetaxel-based chemotherapy; the primary endpoint of this randomized, placebo-controlled, double-blind, multinational trial will be overall survival.

•	Announced publication of an article in the May 8 issue of Science, presenting the discovery, novel mechanism of action and potent anti-androgen properties of MDV3100.

•	Conducted a podium presentation featuring MDV3100 at the 2009 American Urological Association Annual Meeting in Chicago on April 26.

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Received acceptance by the American Society of Clinical Oncology (ASCO) of an abstract, entitled “Antitumor activity of MDV3100 in a Phase 1-2 study of castration-resistant prostate cancer (CRPC),” for oral presentation at the 2009 ASCO Annual Meeting on May 30 at 4:15 p.m. Eastern Time.

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MDV3100 abstract selected by ASCO for inclusion in the Best of ASCO® program, an educational initiative covering highlights from the ASCO Annual Meeting to increase global access to cutting-edge science.

First Quarter 2009 Financial Results

Revenue for the first quarter of 2009 was $16.3 million, consisting of partial recognition of the non-refundable up-front payment of $225.0 million received from Pfizer in October 2008. The up-front payment was recorded as deferred revenue upon receipt and is being recognized on a straight-line basis over the estimated performance period of the Company’s obligations under its collaboration agreement with Pfizer, which the Company presently expects to complete in the first quarter of 2012.

For the three months ended March 31, 2009, total operating expenses were $22.1 million, compared with total operating expenses of $15.9 million for the same period in 2008. These figures include non-cash stock-based compensation expense of $2.6 million in the quarter ended March 31, 2009, compared with $2.1 million for the same period in 2008.

Beginning October 21, 2008, Pfizer became responsible for 60 percent of all Dimebon-related development and commercialization costs in the U.S., and 100 percent of such costs outside the U.S. The parties are making quarterly true-up payments as necessary to ensure that each bears its applicable share of costs. For the first quarter of 2009, the true-up payment payable to Medivation was $5.8 million. Medivation presents these cost-sharing true-up payments in the applicable expense line of its statement of operations.

Medivation reported a net loss for the quarter ended March 31, 2009, of $5.6 million, or $0.19 per share, compared with a net loss of $15.5 million, or $0.54 per share, for the same period in 2008.

Cash, cash equivalents and short-term investments at March 31, 2009, totaled $200.7 million, compared with $221.4 million at December 31, 2008.

Conference Call Information

To participate in today’s live call beginning at 4:30 p.m. Eastern Time by telephone, please call 877-681-3376 from the U.S. or +1-719-325-4757 internationally. In addition, the live conference call is being webcast and can be accessed on the “Events and Presentations” page of the “Investor Relations” section of the Company’s website at www.medivation.com. A replay also will be available for 30 days following the live call.

About Medivation Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. In September 2008, Medivation announced a global agreement with Pfizer Inc to develop and commercialize Dimebon for the treatment of Alzheimer’s and Huntington’s diseases. With Pfizer, the Company is conducting a broad Dimebon clinical development program, including a pivotal and confirmatory Phase 3 trial, known as the CONNECTION study, in patients with mild-to-moderate Alzheimer’s disease. The program also includes additional trials planned to begin this year in Alzheimer’s disease, as well as further development of Dimebon in patients with mild-to-moderate Huntington’s disease. In addition, a Phase 1-2 clinical trial of MDV3100 in patients with castration-resistant (also known as hormone-refractory) prostate cancer is ongoing. For more information, please visit us at http://www.medivation.com.

This press release contains forward-looking statements, including statements regarding the timing of clinical trial initiation and enrollment, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, difficulties or delays in obtaining regulatory approval, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, manufacturing of Medivation’s product candidates, competition with Medivation’s product candidates should they receive marketing approval, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended March 31, 2009 filed today with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

~financial statements to follow~

MEDIVATION, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Collaboration revenue	$16,340	$—
Operating expenses:
Research and development	15,776	11,956
Selling, General and administrative	6,305	3,953

Total operating expenses	22,081	15,909

Loss from operations	(5,741)	(15,909)
Other income (expense):
Interest income, net	509	382
Other income (expense), net	51	(1)

Total other income (expense)	560	381

Loss before provision for income taxes	(5,181)	(15,528)
Provision for income taxes	428	2

Net loss	$(5,609)	$(15,530)

Basic and diluted net loss per share	$(0.19)	$(0.54)

Weighted average common shares used in the calculation of basic and diluted net loss per share	30,105	28,847

MEDIVATION, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$50,718	$71,454
Short-term investments	149,970	149,968
Receivable from collaboration partner	5,766	3,522
Prepaid expenses and other current assets	3,127	1,957

Total current assets	209,581	226,901
Property and equipment, net	801	768
Restricted cash	843	843
Intellectual property, net	53	54
Other non-current assets	664	706

Total assets	$211,942	$229,272

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,044	$7,166
Accrued expenses	10,241	5,772
Deferred revenue	65,361	64,286
Other current liabilities	103	93

Total current liabilities	80,749	77,317
Deferred revenue, net of current	130,722	148,137
Other non-current liabilities	425	399
Series A redeemable preferred stock	11	11

Total liabilities	211,907	225,864

Stockholders’ equity:
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 50,000,000 shares authorized; issued and outstanding 30,125,556 shares at March 31, 2009 and 30,088,390 at December 31, 2008	301	301
Additional paid-in capital	127,800	125,074
Accumulated other comprehensive income	203	693
Accumulated deficit	(128,269)	(122,660)

Total stockholders’ equity	35	3,408

Total liabilities and stockholders’ equity	$211,942	$229,272